INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

FORM 51-102F1

MANAGEMENT DISCUSSION & ANALYSIS

October 8, 2009

Introduction

This Management Discussion & Analysis (“MD&A”) for International Tower Hill Mines Ltd. (the “Company” or “ITH”) for the three months ended August 31, 2009 has been prepared by management, in accordance with the requirements of National Instrument 51-102, as of October 8, 2009 and should be read in conjunction with the Company’s audited consolidated financial statements for the years ended May 31, 2009 and 2008.  Except where otherwise noted, all dollar amounts are stated in Canadian dollars.

This MD&A contains certain statements that may constitute “forward-looking statements”.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for the expansion of the estimated resources at Livengood, the potential for any production at the Livengood project, the potential for higher grade mineralization to form the basis for a starter pit component in any production scenario, the potential low strip ratio of the Livengood deposit being amenable for low cost open pit mining that could support a high production rate and economies of scale, the potential for cost savings due to the high gravity concentration component of some of the Livengood mineralization, the proposed timing for the preparation and delivery of an initial Preliminary Economic Assessment for the Livengood deposit, business and financing plans and business trends, are forward-looking statements.  Information concerning mineral resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or which by their nature refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the Company’s inability to identify one or more economic deposits on its properties, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks identified herein under “Risk Factors”.  For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

Historical results of operations and trends that may be inferred from the following discussion and analysis may not necessarily indicate future results from operations.  In particular, the current state of the global securities markets may cause significant reductions in the price of the Company’s securities and render it difficult or impossible for the Company to raise the funds necessary to continue operations.  See “Risk Factors – Insufficient Financial Resources/Share Price Volatility”.

This MD&A contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the US Securities and Exchange Commission’s (“SEC”) mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties, and any production therefore or economics with respect thereto, are not indicative of mineral deposits on the Company’s properties or the potential production from, or cost or economics of, any future mining of any of the Company’s mineral properties.

Cautionary Note to US Investors Concerning Reserve and Resource Estimates

National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”) is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in this MD&A or released by the Company in the future, have been or will be prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101.  These definitions differ from the definitions in the SEC’s Industry Guide 7 (“Guide 7”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).  Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Under Guide 7 standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC.  Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves or that they can be mined economically or legally.  “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or that it can be economically or legally mined.  Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this MD&A contain descriptions of the Company’s mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

All of the Company's public disclosure filings, including its most recent management information circular, material change reports, press releases and other information, may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

Current Exploration Activities

General

The Company remained focused on the Livengood deposit resource expansion drilling program during the quarter and to date as well as the preparation of the updated resource estimate released October 13, 2009.  The drilling program operated 4 drill rigs during this period, and completed approximately 125 drill holes. The Company also embarked on a major metallurgical test program with the Kappas Cassidy group in Reno, Nevada expanding the metallurgical test work across the entire deposit and focusing on the mill recovery characteristics (which produced encouraging results in the initial test work).  In addition, the Company continued to advance its environmental baseline sampling program, wetlands mapping and other related long-term mine permitting projects at Livengood.

On October 9, 2009, the Company completed the purchase of the interests of Redstar Gold Corp. and Redstar Gold U.S.A. Inc. in the North Bullfrog project in Nye County, Nevada.  The Company is presently planning to implement the next phase of exploration on the North Bullfrog project in early 2010.

The Company completed its initial drill testing of the Coffee Dome project 15 kilometres east of the Fork Knox mill.  A total of 1,356 metres of diamond drilling in 5 holes was completed in this initial phase of work, testing the UAF and Main Zone targets.  The Company is currently awaiting the results from this initial program.

The Company did not carry out any significant work on any of the Terra, LMS, Chisna, West Pogo or BMP projects in Alaska or the North Bullfrog project in Nevada during the quarter or to date.  Subsequent to the quarter, the Company terminated the option agreement with respect to certain portions of the BMP project held by Cook Inlet Region, Inc.

Alaska Properties

Livengood Project

2009 Summer Program Progress

Based on positive results from its new discovery in the Sunshine and Northeast zones (figure 1), the Company expanded its planned Summer 2009 drilling program from 35,000 metres to 55,000 metres.  Results from these areas are outlining a major expansion of the deposit to the east which currently remains open.  In addition, the deposit has been expanded to the southeast in the East Zone area and to the west.  Approximately 100 holes (32,000 metres) have been added to the model for the updated resource estimate released October 13, 2009 (Table 1).

The new Sunshine Zone is a very thick (+170 metres), outcropping, deeply oxidized area of the deposit which is developing into an important potential near-term mining target.  The characteristics of this zone of mineralization will likely play a major role in any early mining phase of the ongoing economic analysis of the deposit.  In addition, recent exploration between the Sunshine Zone and the newly discovered Northeast Zone indicate the two areas that are about ½ of a kilometre apart and potentially connected, which would significantly expand the tonnage potential of the area (Figure 2).

During the quarter the Company received some of its first drill results from testing the deep feeder concept below the existing deposit.  To date, a total of six diamond drill holes have tested the structural controls on high-grade mineralization, as well as extensions at depth, in the Core Zone.  Although drilling conditions have been difficult due to highly broken and altered ground, with several of the holes being lost, Hole MK-09-37 was completed into the zone and intersected 15.5 metres @ 6.55 g/t gold beneath the RC drilling in the Core Zone, confirming that high-grade mineralization extends to depth and opening up the possibility for further expansion of the system below the current resource model.

Drill Holes
June Resource
Previously Released
New Assays
Assays Pending
CORE ZONE
SUNSHINE ZONE
Northeast
Northwest
Far East
Money Knob
East
Southwest
240
244
215
213
237
233
217
170
242
257
256
250
234
236
239
221
225
204
216
227
214
218
219
Cumulative Grade Thickness
200 g/t x m
150 g/t x m
100 g/t x m
75 g/t x m
0
0.5
1
kilometres

Figure 1 : Locations of new assay results and current cumulative grade thickness map.  Grade thickness contours are plotted relative to the location of mineralization in the subsurface in angled drill holes and so are offset from the collar locations shown.

Figure 2 : Section 429525E illustrating intercepts and the continuity of the mineralization in the Sunshine Zone.

Table 1 :  New intercepts from 2009 Summer Drill Program

Hole #	From (metres)	To (metres)	Length (metres)	g/t Gold

MK-RC-0168	109.73	184.40	74.67	0.67

MK-RC-0169	205.74	298.70	92.96	0.77
	316.99	339.85	22.86	0.57

MK-RC-0170	13.72	59.44	45.72	0.82
includes	24.38	35.05	10.67	1.09
includes	41.15	47.24	6.09	1.86
	79.25	204.22	124.97	0.88
includes	88.39	105.16	16.77	1.71
includes	118.87	135.64	16.77	1.60
includes	153.92	167.64	13.72	1.41
	208.79	242.32	33.53	0.78
	249.94	301.75	51.81	1.11
includes	281.94	301.75	19.81	1.61

MK-RC-0171	102.11	114.30	12.19	0.84
	213.36	219.46	6.10	0.55

MK-RC-0172	224.03	298.70	74.67	0.99
includes	271.27	298.70	27.43	1.81

MK-RC-0173		no significant intercepts

MK-RC-0174	1.52	21.34	19.82	0.61
	56.39	242.32	185.93	0.57
includes	190.50	196.60	6.10	1.20
includes	202.69	210.31	7.62	1.14
includes	225.55	234.70	9.15	1.59
	248.41	321.56	73.15	0.71

MK-RC-0175	120.40	124.97	4.57	2.26

MK-RC-0176	132.59	182.88	50.29	0.72
includes	169.16	176.78	7.62	1.22

MK-RC-0177	97.54	111.25	13.71	0.97
	193.55	214.88	21.33	0.48

MK-RC-0178	187.45	205.74	18.29	0.75

MK-RC-0179	0.00	6.10	6.10	2.17

MK-RC-0180	16.76	89.92	73.16	0.79
	120.40	173.74	53.34	0.99
	237.74	269.75	32.01	0.63
includes	263.65	268.22	4.57	2.23

MK-RC-0181	109.73	124.97	15.24	1.45
includes	109.73	117.35	7.62	2.55
	176.78	202.69	25.91	2.82
includes	185.93	192.02	6.09	9.37

MK-RC-0182	85.34	201.17	115.83	1.12
includes	99.06	120.40	21.34	1.65
includes	161.54	192.02	30.48	1.78

MK-RC-0183	135.64	147.83	12.19	1.84
	170.69	193.55	22.86	2.75
	210.31	260.60	50.29	0.72
includes	230.12	240.79	10.67	1.34

MK-RC-0184	190.50	202.69	12.19	0.84

MK-RC-0185	24.38	68.58	44.20	0.53
	79.25	144.78	65.53	0.80
includes	83.82	94.49	10.67	1.32
	211.84	231.65	19.81	0.52
	246.89	262.13	15.24	1.07

MK-RC-0186	38.10	59.44	21.34	6.28
	205.74	356.62	150.88	1.56
includes	286.51	295.66	9.15	3.73
includes	301.75	318.52	16.77	6.46
includes	327.66	335.28	7.62	1.80

MK-RC-0187	70.10	80.77	10.67	0.56
	123.44	135.64	12.20	0.55
	259.08	268.22	9.14	0.56

MK-RC-0188	0.00	10.67	10.67	0.64
	21.34	36.58	15.24	0.57
	41.15	91.44	50.29	1.03
includes	54.86	67.06	12.20	2.26
	164.59	175.26	10.67	1.36
	230.12	239.27	9.15	0.77

MK-RC-0189	51.82	70.10	18.28	1.49
includes	57.91	68.58	10.67	2.25
	141.73	161.54	19.81	1.27
includes	147.83	153.92	6.09	3.14
	179.83	211.84	32.01	0.83
	216.41	234.70	18.29	0.53

MK-RC-0190	254.51	259.08	4.57	0.99

MK-RC-0191		no significant intercepts

MK-RC-0192	188.98	219.46	30.48	0.97
includes	190.50	201.17	10.67	1.65
	224.03	242.32	18.29	0.95
	246.89	300.53	53.64	0.58
includes	291.08	300.53	9.45	1.04

MK-RC-0193	309.37	316.99	7.62	0.56

MK-RC-0194	126.49	138.68	12.19	0.67
	160.02	181.36	21.34	0.80
	188.98	205.74	16.76	0.50
	234.70	245.36	10.66	1.19

MK-RC-0195	56.39	64.01	7.62	1.58

MK-RC-0196	292.61	304.80	12.19	0.52

MK-RC-0197	62.48	74.68	12.20	3.34
includes	62.48	70.10	7.62	5.14
	79.25	89.92	10.67	0.83

MK-RC-0198		no significant intercepts

MK-RC-0199	103.63	115.82	12.19	0.48

MK-RC-0200	205.74	214.88	9.14	1.70
MK-RC-0201	71.63	80.77	9.14	0.74
	112.78	118.87	6.09	1.88
	143.26	156.97	13.71	2.51
includes	143.26	153.92	10.66	3.14
	164.59	184.40	19.81	0.93
	199.64	217.93	18.29	1.49
	240.79	252.98	12.19	0.64

MK-RC-0202	102.11	109.73	7.62	0.90
	118.87	132.59	13.72	0.66
	137.16	150.88	13.72	0.80
includes	140.21	143.26	3.05	2.30
	155.45	170.69	15.24	0.51
	176.78	187.45	10.67	1.20
	192.02	204.22	12.20	0.68
	208.79	237.74	28.95	0.61
	288.04	300.23	12.19	0.49
	338.33	344.42	6.09	1.83
includes	339.85	344.42	4.57	2.24

MK-RC-0203	128.02	137.16	9.14	1.69
	184.40	196.60	12.20	0.78

MK-RC-0204	147.83	181.36	33.53	0.50
	195.07	204.22	9.15	0.68

MK-RC-0206	54.86	64.01	9.15	0.65
	77.72	120.40	42.68	0.67
	207.26	225.55	18.29	0.51
	291.08	295.66	4.58	0.90
	300.23	320.04	19.81	0.58
	353.57	361.19	7.62	1.28

MK-RC-0207	99.06	117.35	18.29	0.51
	128.02	140.21	12.19	0.81
	160.02	185.93	25.91	1.46
includes	161.54	166.12	4.58	1.83
	263.65	274.32	10.67	1.14
	280.42	320.04	39.62	0.86
includes	289.56	295.66	6.10	1.37
	361.19	397.76	36.57	0.67
includes	376.43	387.10	10.67	1.01

MK-RC-0208	176.78	179.83	3.05	0.74

MK-RC-0209	0.00	36.58	36.58	0.45
	134.11	144.78	10.67	0.52
	220.98	268.22	47.24	0.64
includes	234.70	240.79	6.09	1.46
includes	257.56	265.18	7.62	0.85
	277.37	310.90	33.53	0.50

MK-RC-0210		no significant intercepts

MK-RC-0211	0.00	27.43	27.43	0.63
	32.00	62.48	30.48	0.63
	99.06	100.58	1.52	2.64
	342.90	359.66	16.76	0.84

MK-RC-0212	198.12	201.17	3.05	2.70

MK-RC-0213	164.59	176.78	12.19	0.53
	204.22	214.88	10.66	1.25
	249.94	252.98	3.04	1.33

MK-RC-0214	156.97	172.21	15.24	0.72

MK-RC-0215	67.06	89.92	22.86	0.57
includes	67.06	73.15	6.09	1.22
	111.25	114.30	3.05	1.69
	173.74	176.78	3.04	0.94
	178.31	187.45	9.14	0.54
	289.56	300.23	10.67	0.58

MK-RC-0216	12.19	24.38	12.19	0.69
	147.83	150.88	3.05	1.37
MK-RC-0217	62.48	77.72	15.24	0.70
	123.44	134.11	10.67	0.53
	173.74	192.02	18.28	0.57
	257.56	289.56	32.00	0.71
includes	272.80	275.84	3.04	1.38
includes	280.42	283.46	3.04	2.88

MK-RC-0218	91.44	103.63	12.19	0.72
	175.26	182.88	7.62	1.23
	185.93	224.03	38.10	0.59

MK-RC-0219	155.45	175.26	19.81	0.69
	246.89	249.94	3.05	1.74
	298.70	301.75	3.05	1.78
	307.85	318.52	10.67	0.54

MK-RC-0220	7.62	24.38	16.76	0.63
	35.05	56.39	21.34	0.50
	192.02	208.79	16.77	0.66
	239.27	292.61	53.34	0.99
includes	281.94	284.99	3.05	7.89
	298.70	359.66	60.96	0.69
includes	326.14	329.18	3.04	2.43
	365.76	376.43	10.67	0.49
includes	368.81	371.86	3.05	1.08
	377.95	396.24	18.29	0.49

MK-RC-0221	60.96	71.63	10.67	0.50
	91.44	96.01	4.57	0.78
	141.73	144.78	3.05	3.29
	160.02	164.59	4.57	0.85
	188.98	195.07	6.09	1.84

MK-RC-0222	3.05	9.14	6.09	1.00
	12.19	15.24	3.05	0.94
	28.96	105.16	76.20	0.79
includes	36.58	41.15	4.57	1.60
includes	77.72	88.39	10.67	1.46
	109.73	173.74	64.01	0.80
	193.55	245.36	51.81	1.27
includes	202.69	211.84	9.15	3.00
includes	224.03	231.65	7.62	2.07
	281.94	292.61	10.67	0.54
	315.47	324.61	9.14	0.86
includes	316.99	321.56	4.57	1.34
	330.71	339.85	9.14	0.58
	373.38	388.62	15.24	0.62
includes	381.00	387.10	6.10	1.02

MK-RC-0223	73.15	91.44	18.29	1.88
includes	76.20	91.44	15.24	2.16
	188.98	199.64	10.66	1.27
	225.55	245.36	19.81	0.78
	251.46	338.33	86.87	0.62

MK-RC-0224	33.53	59.44	25.91	0.71
	140.21	158.50	18.29	0.58
	167.64	193.55	25.91	0.66
	198.12	205.74	7.62	1.11
	207.26	271.27	64.01	1.19
includes	213.36	249.94	36.58	1.28

MK-RC-0225		no significant intercepts

MK-RC-0226	4.57	9.14	4.57	2.96
	13.72	39.62	25.90	0.92
	44.20	85.34	41.14	0.85
includes	50.29	54.86	4.57	2.27
	91.44	140.21	48.77	0.50
	146.30	158.50	12.20	0.55
	181.36	193.55	12.19	0.54
	202.69	239.27	36.58	0.56
	245.36	295.66	50.30	0.58

MK-RC-0227	56.39	60.96	4.57	0.67
	156.97	161.54	4.57	0.77
	169.16	176.78	7.62	0.92
	195.07	211.84	16.77	1.05
	246.89	256.03	9.14	0.50

MK-RC-0228	97.54	126.49	28.95	0.50

MK-RC-0229	76.20	106.68	30.48	0.62
	109.73	112.78	3.05	1.33
	117.35	149.35	32.00	0.96
includes	138.68	141.73	3.05	5.17
	150.88	153.92	3.04	0.29
	156.97	237.74	80.77	0.74
includes	181.36	193.55	12.19	1.08
MK-RC-0230	41.15	57.91	16.76	0.61
includes	47.24	50.29	3.05	1.51
	86.87	99.06	12.19	0.59
includes	89.92	92.96	3.04	1.03
	234.70	236.22	1.52	1.29

MK-RC-0231	21.34	102.11	80.77	0.86
includes	21.34	30.48	9.14	1.95
includes	47.24	62.48	15.24	1.35
	109.73	134.11	24.38	0.57
	202.69	211.84	9.15	0.73

MK-RC-0232	217.93	220.98	3.05	0.78

MK-RC-0233	0.00	18.29	18.29	2.02
	45.72	51.82	6.10	1.15
	96.01	103.63	7.62	0.90
	141.73	163.07	21.34	0.89
includes	147.83	155.45	7.62	1.70
	164.59	193.55	28.96	0.64
includes	173.74	181.36	7.62	1.11
	220.98	228.60	7.62	0.66

MK-RC-0234	96.01	108.20	12.19	2.27
includes	97.54	103.63	6.09	3.37
	112.78	144.78	32.00	0.98
includes	115.82	120.40	4.58	2.28
includes	131.06	138.68	7.62	1.33
	257.56	268.22	10.66	0.42
	288.04	298.70	10.66	0.67
	335.28	379.48	44.20	1.20
includes	335.28	338.33	3.05	9.16
	368.81	371.86	3.05	2.26
	394.72	423.67	28.95	0.97
includes	406.91	409.96	3.05	1.89

MK-RC-0236	132.59	140.21	7.62	0.54
	147.83	152.40	4.57	0.84
	156.97	233.17	76.20	0.99
includes	199.64	205.74	6.10	1.78
includes	219.46	228.60	9.14	2.79
	242.32	246.89	4.57	1.52

MK-09-0237	3.05	19.81	16.76	0.68
	25.91	97.54	71.63	0.85
includes	38.10	50.29	12.19	1.74
includes	79.25	86.87	7.62	0.83
	100.58	141.73	41.15	0.89
includes	138.68	141.73	3.05	3.01
	146.30	153.92	7.62	1.07
	155.45	181.36	25.91	0.81
	199.64	219.46	19.82	0.53
	262.13	278.89	16.76	1.01
includes	266.70	269.75	3.05	1.29
includes	274.32	278.89	4.57	2.37
	339.85	362.71	22.86	0.82
includes	353.57	362.71	9.14	1.48

MK-RC-0239	71.63	74.68	3.05	0.71
	123.44	140.21	16.77	2.14
includes	124.97	129.54	4.57	6.80
	141.73	172.21	30.48	0.55
	175.26	207.26	32.00	0.82
includes	179.83	182.88	3.05	3.84
includes	201.17	204.22	3.05	1.59
	208.79	219.46	10.67	0.40
	294.13	316.99	22.86	0.50
	396.24	426.72	30.48	0.70

MK-RC-0240	0.00	9.14	9.14	0.74
	18.29	33.53	15.24	0.82
	73.15	91.44	18.29	0.63
	187.45	196.60	9.15	1.57
	245.36	263.65	18.29	0.58

MK-RC-0242	0.00	56.39	56.39	0.60
includes	32.00	36.58	4.58	1.28
	60.96	92.96	32.00	0.72
includes	62.48	70.10	7.62	1.49
includes	80.77	88.39	7.62	1.01
	94.49	123.44	28.95	0.57
includes	97.54	103.63	6.09	1.20
	141.73	164.59	22.86	0.59
includes	158.50	161.54	3.04	1.20
	190.50	220.98	30.48	0.63
includes	192.02	199.64	7.62	0.80
	228.60	239.27	10.67	0.83
includes	234.70	237.74	3.04	1.91
	263.65	289.56	25.91	0.55
includes	275.84	278.89	3.05	1.84
	292.61	304.80	12.19	0.69
includes	297.18	301.75	4.57	1.34
	377.95	419.10	41.15	0.64
includes	396.24	405.38	9.14	1.10

MK-RC-0244	28.96	94.49	65.53	0.57
includes	44.20	59.44	15.24	1.02
includes	77.72	80.77	3.05	1.51
	105.16	115.82	10.66	0.74
	231.65	236.22	4.57	0.70
	391.67	394.72	3.05	0.99

MK-RC-0250	18.29	30.48	12.19	0.52
	42.67	45.72	3.05	5.18
	83.82	91.44	7.62	0.78
	239.27	278.89	39.62	0.52
	320.04	324.61	4.57	0.86

MK-RC-0256	80.77	105.16	24.39	0.94
	123.44	179.83	56.39	0.90
includes	132.59	147.83	15.24	1.55
	187.45	190.50	3.05	0.77
	320.04	332.23	12.19	0.50
	339.85	345.95	6.10	1.25
	352.04	367.28	15.24	1.18
	368.81	426.72	57.91	1.30
includes	373.38	377.95	4.57	1.95
includes	387.10	393.19	6.09	2.13
includes	405.38	413.00	7.62	2.05
includes	419.10	423.67	4.57	2.32

MK-RC-0257	42.67	48.77	6.10	0.71
	53.34	56.39	3.05	1.26
	60.96	114.30	53.34	1.02
includes	86.87	89.92	3.05	3.18
includes	92.96	103.63	10.67	1.80
	118.87	120.40	1.53	3.36
	150.88	173.74	22.86	0.88
	187.45	201.17	13.72	0.74
	228.60	260.60	32.00	0.95
includes	228.60	231.65	3.05	2.75
includes	242.32	249.94	7.62	1.30
	265.18	274.32	9.14	1.74
includes	268.22	274.32	6.10	2.34

MK-09-35	112.65	127.66	15.01	1.14
	180.21	274.93	94.72	0.81
		Lost Hole

MK-09-36	315.84	318.97	3.13	1.33
	330.40	342.83	12.43	0.62
	354.79	379.17	24.38	0.53
	380.09	387.70	7.61	1.90
	390.23	394.33	4.10	1.33
	603.09	610.82	7.73	1.09

MK-09-37	151.79	156.66	4.87	1.80
	176.13	196.46	20.33	0.63
	207.57	222.26	14.69	1.02
	226.74	242.00	15.26	1.42
	297.18	301.43	4.25	0.99
	348.84	377.04	28.20	0.51
	432.37	450.19	17.82	5.66

MK-09-38		Lost hole near surface

MK-09-39	144.78	162.17	17.39	0.96
includes	150.88	158.80	7.92	1.59
	170.02	189.20	19.18	0.86
includes	173.85	188.50	14.65	0.97
	200.25	212.45	12.20	0.77
	206.27	209.59	3.32	1.89
includes	256.03	260.60	4.57	0.94
		Lost hole

The Company continues to operate 4 drills at the Livengood project, and expects to complete approximately 25 additional holes before the end of the 2009 drill campaign.  Results for an additional 37 completed drill holes are pending.

Updated Resource Estimate

On October 10, 2009, Reserva International, Inc. delivered an updated mineral resource estimate, prepared as at September 25, 2009 in accordance with the requirements of N.I. 43-101, which incorporates the data for all drilling through September 25, 2009.  The October 2009 indicated and inferred mineral resource estimate for the Livengood deposit covers an area of approximately 3.5 square kilometres and is based on 308 drill holes which have an average length of 270 metres and 11 trenches with an average length of 38 metres.  The geology has been modeled to represent the volumes of the different stratigraphic units on the property and these have been used to constrain the resource model.

Using a 0.5 g/t gold cutoff, the new estimate yielded an indicated resource of 8.1M ounces of gold and an inferred resource of 4.4M ounces of gold (Table 2).  Using a 0.7 g/t gold cutoff, the new resource yielded an indicated resource of 5.4M ounces of gold and an inferred resource of 2.8M ounces of gold (Table 3).  Using a 0.9 g/t gold cutoff, the new resource estimate yielded an indicated resource of 3.4M ounces gold at 1.36 g/t gold and inferred resource of 1.8M ounces gold at 1.46 g/t gold (Table 4).  These high-grade areas form large coherent bodies that could form important economic drivers for future mining studies.

The resource model for the deposit was developed using Multiple Indicator Kriging techniques.  Indicator variogram modeling was done on 10 metre composites.  Statistical analysis indicated that lithological controls on mineralization are very significant and consequently the resource model was heavily constrained by the lithological model developed by the Company.  Spatial statistics indicate that the mineralization shows very reasonable continuity within the range of anticipated operational cutoffs.  Bulk density was estimated on the basis of individual density measurements made on core samples and reverse circulation drill chips from each stratigraphic unit.  In total, 98 measurements were used.  Block density was assigned on the basis of the lithological model.  The resource model, with blocks 15 x 15 by 10 metres, was estimated using nine indicator thresholds.  A change-of-support correction was imposed on the model assuming 5 x 5 x 10 metre selectable mining units.  Classification of indicated and inferred was based on the estimation variance.

The geology of the holes around the margins of the currently drilled area indicates that the favourable host stratigraphy and alteration remain open laterally and at depth, thus indicating that the system could potentially be much larger than the current estimate.

A detailed description of the updated resource estimate and other pertinent geological information related to the Livengood project will be included in a NI 43-101 compliant technical report being prepared for the Company by Mineral Resource Services Inc. and Reserva International, Inc., which will be filed on SEDAR by within the required 45 day period.

Table 2 : October 2009 Livengood Resources (at 0.50 g/t gold cutoff)

Classification	Gold Cutoff (g/t)	Tonnes (millions)	Gold (g/t)	Million Ounces Gold
Indicated	0.50	297	0.85	8.1
Inferred	0.50	164	0.84	4.4

Table 3 : October 2009 Livengood Resources (at 0.70 g/t gold cutoff)

Classification	Gold Cutoff (g/t)	Tonnes (millions)	Gold (g/t)	Million Ounces Gold
Indicated	0.70	158	1.07	5.4
Inferred	0.70	78	1.11	2.8

Table 4 : October 2009 Livengood Resources (at 0.90 g/t gold cutoff)

Classification	Gold Cutoff (g/t)	Tonnes (millions)	Gold (g/t)	Million Ounces Gold
Indicated	0.90	78	1.36	3.4
Inferred	0.90	38	1.46	1.8

The scale of the Livengood gold system is demonstrated by the size of the estimated resource using a 0.3 g/t cutoff (Table 5).  This resource forms a coherent body covering a lateral extent of three square kilometres and remains open in several directions.  Major step-out, scout drilling around the deposit within the large main gold anomaly is currently underway to assess the lateral extent of the system.

Table 5 : October 2009 Livengood Resources (at 0.30 g/t gold cutoff)

Classification	Gold Cutoff (g/t)	Tonnes (millions)	Gold (g/t)	Million Ounces Gold
Indicated	0.30	525	0.65	11.0
Inferred	0.30	336	0.61	6.6

This major expansion has highlighted the significant growth potential the Money Knob deposit at Livengood and has also demonstrated the continual enhancement of its potential production characteristics, as described below:

  The deposit is large and continues to grow; making it one of the top 5 North American gold deposits owned 100% by a junior.*
  The average grade of the resource has increased by 18% from the initial resource estimate in February, 2008 to the current resource (at the 0.50 g/t gold cutoff).
  The higher grade core areas of the deposit have continued to grow, with estimated resources (at a 0.70 g/t gold cutoff) of indicated gold increased by 86% and inferred gold increased by 27% (5.4M ounces gold indicated and 2.8M ounces gold inferred up from 2.9M ounces gold indicated and 2.2M ounces gold inferred in the June, 2009 resource estimate).  The estimated resources at a 0.30 g/t gold cutoff of indicated gold have increased by 115% and inferred gold have increased by 24% (11M ounces gold indicated and 6.6M ounces inferred up from 5.1M ounces gold indicated and 5.3M ounces gold inferred in the June 2009 resource estimate).  This continued growth of the 0.70 cutoff estimated resource has been driven by the discovery of new higher grade zones in and around the deposit (Figures 3 and 4).
  Approximately 60% of the deposit has been affected by varying degrees of oxidation, with 40% in the un-oxidized category.  The variably oxidized material in the deposit will be the focus of the initial mining-heap leach study expected later this quarter.
  Much of the estimated resource added in the October 2009 update is from the new Sunshine and Northeast zones, where mineralization begins at surface and extends to depths of over 170 metres, forming a key element of the envisioned starter pit area of the deposit (Figure 2).

* Source: Thomas Weisel Partners The Gold Standard Oct 05, 09, Page 5: Large 5+ M oz Investable Takeover Targets Not Yet in Production

A new resource estimate is scheduled to be completed the first quarter of 2010 when all of the 2009 information has been received.  During the remainder of 2009 the Company expects to focus on completing the infill and step-out drilling in the Sunshine and Northeast zones as well as initial scout drilling of some of its priority new discovery targets.

The October 2009 estimated resource is expected to form the basis for Company’s first Preliminary Economic Assessment (PEA) of the Money Knob deposit at Livengood, which will incorporate the large, new, outcropping, oxide resource in the Sunshine and Northeast zones.  This initial mining study is anticipated to focus on the heap leach component of the deposit and will be augmented late in the first quarter of 2010 with the addition of milling of the higher grade mineralization following the completion of ongoing milling metallurgical studies.  As initial metallurgical testing for milling has been very encouraging, the Company anticipates that this addition could significantly enhance the project’s potential production profile.

Figure 3: Resource model through Core Zone section 428925E illustrating the favourable geometry of the main Core Zone mineralization.

Figure 4: Resource model through Sunshine Zone section 429525E illustrating the geometry of the Sunshine Zone and the location of the Eastern Zone.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this MD&A and has approved the disclosure herein.  Mr. Pontius is not independent of ITH, as he is the President and CEO and holds common shares and incentive stock options.

Tim Carew, P.Geo., of Reserva International, Inc., a consulting mining geoscientist, is a Professional Geoscientist in the province of British Columbia (No. 18453) and, as such, is acting as the Qualified Person, as defined in NI 43-101, for the October 2009 resource modeling for the Livengood deposit.  Mr. Carew has a B.Sc. degree in Geology, an M.Sc. in Mineral Production Management and more than 34 years of relevant geological and mining engineering experience in operating, corporate and consulting environments.  Mr. Carew is also a SME Registered Member.  Both Mr. Carew and Reserva International, Inc. are independent of the Company under NI 43-101.

The work program at Livengood was designed and is supervised by Dr. Russell Myers, Vice President, Exploration, and Chris Puchner, Chief Geologist (CPG 07048), of the Company, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  On-site personnel at the project log and track all samples prior to sealing and shipping.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks, Alaska for preparation and then on to ALS Chemex in Vancouver, B.C. for assay.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Nevada Projects

North Bullfrog Project

Acquisition of Redstar Interest

On October 9, 2009, the Company completed the acquisition of the interests of Redstar Gold Corp. and Redstar Gold U.S.A. Inc. in the North Bullfrog project (including the Connection and Mayflower properties), thereby giving the Company 100% ownership of the project.  Consideration for the acquisition was a cash payment of $250,000 and the issuance of 200,000 common shares (which have a hold period expiring on February 10, 2010).

The completion of the acquisition will eliminate the Company’s current vesting requirements to earn a 60% interest under the existing March 15, 2007 option agreement, which included a remaining approximately $1,400,000 expenditure requirement plus the issuance of 10,000 common shares, as well as the requirement to produce a feasibility study to earn an additional 10% interest (for a total of 70%) in the North Bullfrog Project.

North Bullfrog Project - General

The North Bullfrog Property is located near Beatty, Nevada and has excellent access and infrastructure.  It is 7 kilometres north of the historic Bullfrog mine operated by Barrick Gold Corporation until the mid 1990’s.  The results from the 2008 drilling program and initial resource estimate on the Mayflower target have defined an outcropping, south dipping, broad zone of gold mineralization within favourable volcanoclastic units cored by a high-grade quartz vein system.  This high-grade mineralization is currently well exposed in the David Adit, where native gold was observed, and requires further exploration down dip to determine its significance and potential.  The Mayflower mineralization is low-sulphide in character with deep pervasive oxidation in the favourable units.

The North Bullfrog project includes nine highly prospective gold targets (Figure 5), one of which (the Mayflower property) was drilled by the Company in 2008 and contains an initial NI 43-101 indicated resource of 57,086 ounces of gold and an inferred resource of 23,793 ounces of gold (Table 6).  The North Bullfrog property covers approximately 24 square kilometres, with approximately 30% of the land being leased patented federal lode mining claims.  The property includes the newly acquired (December, 2008) Connection property, which has a number of historic drill intersections that have yet to be followed up (Table 7).  The Company is currently targeting a multiple deposit concept for the North Bullfrog project, which could support a central processing facility.

Table 6: MAYFLOWER INDICATED & INFERRED RESOURCE (using a 0.50 g/t gold cut-off grade)
Resource	Tonnes > Cutoff	Grade > Cutoff		Contained Ounces
Category	(tonnes)	Gold (g/t),	Silver (g/t)	Gold	Silver
INDICATED	2,020,000	0.88	0.45	57,086	29,160
INFERRED	950,000	0.78	0.36	23,793	10,904

This initial resource estimate covers only part of the Mayflower gold system, which remains open and indicates the potential for a bulk tonnage deposit.  The August 25, 2008 technical report on the North Bullfrog Project (available on SEDAR) also summarizes initial metallurgical data from six bottle tests completed for the Company at Hazen labs at a 10 mesh crush size, which returned an average gold recovery of 76% after 16 hours.

Table 7: Selected Drillhole Assays Results*

Connection Area

Hole	Opt Gold	Interval (Feet)	From (Feet)	To (Feet)	Highest Value Over 5 Feet	g/t Gold	Interval (Metres)	From (Metres)	To (Metres)	Highest Value Over 5 Feet
NB92	0.084	25	60	85	0.184	2.866	7.6	18.3	25.9	6.308
NB99	0.079	30	25	55	0.327	2.691	9.1	7.6	16.8	11.211
NB80	0.051	50	50	100	0.106	1.752	15.2	15.2	30.5	3.634
NB104	0.050	20	100	120	0.120	1.697	6.1	30.5	36.6	4.114
NB101	0.034	30	10	40	0.062	1.171	9.1	3.0	12.2	2.126
NB105	0.031	50	45	95	0.058	1.049	15.2	13.7	29.0	1.989

*Assay data taken from results reported by Cordex Exploration Company and are believed to be representative, although the Company has not yet confirmed these with its own drill data.  Until such confirmation has been obtained, readers should not place undue reliance on the information contained herein.  Assays in some cases by atomic absorption only; analysis from 1974 to 1982 by Rocky Mountain Geochemical Corp, Monitor Geochemical Laboratory Inc and Hawthorne Analytical Laboratories.  The mineralized zone has been defined by 19 historic vertical holes totalling 1396 metres (4580 feet), only 2 of which exceed 90 metres (300 feet) in length (the deepest is 160 metres or 525 feet).  All 19 holes have at least 1.5 metres grading 0.45 g/t gold (5 feet grading 0.013 opt gold).

Figure 5: Significant Prospects in the North Bullfrog Project Area
where additional deposits might be located.

The Company anticipates that, given its present commitments on the Livengood project in Alaska, it will commence a follow-up drilling program at the North Bullfrog Project in early 2010.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information on the North Bullfrog property that forms the basis for some of this MD&A and has approved the disclosure herein.  Mr. Pontius is not independent of ITH, as he is the President and CEO and holds common shares and incentive stock options.

Mr. Gary Giroux, M.Sc., P. Eng (B.C.), a consulting geological engineer employed by Giroux Consultants Ltd., has acted as the Qualified Person, as defined in NI 43-101, for the Giroux Consultants Ltd. mineral resource estimate at the Mayflower property.  He has over 30 years of experience in all stages of mineral exploration, development and production.  Mr. Giroux specializes in computer applications in ore reserve estimation, and has consulted both nationally and internationally in this field.  He has authored many papers on geostatistics and ore reserve estimation and has practiced as a Geological Engineer since 1970 and provided geostatistical services to the industry since 1976.  Both Mr. Giroux and Giroux Consultants Ltd. are independent of the Company under NI 43-101.

The work program at North Bullfrog was designed and supervised by Dr. Russell Myers, Vice President of Exploration of the Company, and Dr. Jacob Margolis, U.S. Exploration Manager for Redstar, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log, tag and track each individual borehole sample, which is then sealed and shipped to ALS Chemex for assay.  ALS Chemex's quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Financing Activities

During the quarter ended August 31, 2009 and to the date of this MD&A, the Company has carried out the following financing activities:

1.

On July 10, 2009, AngloGold exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold’s equity interest had been diluted by virtue of the Company’s issuance of shares since March 1, 2009, principally due to the exercise of 7,753,385 warrants, broker options and broker warrants in May.  The “top-up” provision, contained in the June 30, 2006 purchase agreement among AngloGold, the Company and Talon Gold Alaska, Inc. (the Company’s wholly owned Alaskan subsidiary) pursuant to which the Company acquired AngloGold’s Alaskan assets (including the Company’s flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Company on an ongoing basis thereby avoiding dilution as a result of the issuance of shares by the Company in connection with property payments or warrant or option exercises.  AngloGold also has a separate right to participate in any equity financings by the Company up to its then pre-financing percentage equity interest.  As a consequence of AngloGold’s election to exercise its “top-up” right, the Company issued and sold to AngloGold, on a private placement basis, an aggregate of 1,218,283 common shares at a price of CAD 2.68 per share (reflecting the closing price of the Company’s common shares on the TSXV on July 9, 2009 less the maximum discount (15%), as required by the provisions of the “top-up” right) for gross proceeds of CAD 3,264,998.  The private placement closed on August 25, 2009.

None of the foregoing securities have been, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

Risk Factors

Due to the nature of the Company’s proposed business and the present stage of exploration of its Alaskan and Nevada property interests (which are primarily early stage exploration properties with no known reserves), the following risk factors, among others, will apply:

Mining Industry is Intensely Competitive:  The Company’s business is the acquisition, exploration and development of mineral properties.  The mining industry is intensely competitive and the Company will compete with other companies that have far greater resources.

Resource Exploration and Development is Generally a Speculative Business:  Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but from finding mineral deposits which, though present, are insufficient in size to return a profit from production.  The marketability of natural resources that may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company.  These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.  The great majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.

Fluctuation of Metal Prices: Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the metals produced.  Factors beyond the control of the Company may affect the marketability of any substances discovered.  The prices of various metals have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs in major producing regions.  There can be no assurance that the price of the minerals that may be contained in any mineral deposit that may be discovered by the Company will be such that such property could be mined at a profit.

Permits and Licenses:  The operations of the Company will require licenses and permits from various governmental authorities.  There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects.

No Assurance of Profitability:  The Company has no history of earnings and, due to the nature of its business, there can be no assurance that the Company will ever be profitable.  The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.  The only present source of funds available to the Company is from the sale of its common shares or, possibly, from the sale or optioning of a portion of its interest in its mineral properties.  Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists.  While the Company may generate additional working capital through further equity offerings or through the sale or possible syndication of its properties, there can be no assurance that any such funds will be available on favourable terms, or at all.  At present, it is impossible to determine what amounts of additional funds, if any, may be required.  Failure to raise such additional capital could put the continued viability of the Company at risk.

Uninsured or Uninsurable Risks:  The Company may become subject to liability for pollution or hazards against which it cannot insure or against which it may elect not to insure where premium costs are disproportionate to the Company’s perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Government Regulation:  Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards.  In addition, the profitability of any mining prospect is affected by the market for precious and/or base metals which is influenced by many factors including changing production costs, the supply and demand for metals, the rate of inflation, the inventory of metal producing corporations, the political environment and changes in international investment patterns.

Environmental Matters:  Existing and possible future environmental legislation, regulations and actions could cause significant expense, capital expenditures, restrictions and delays in the activities of the Company, the extent of which cannot be predicted and which may well be beyond the capacity of the Company to fund.  The Company’s right to exploit any mining properties will be subject to various reporting requirements and to obtaining certain government approvals and there can be no assurance that such approvals, including environment approvals, will be obtained without inordinate delay or at all.

Insufficient Financial Resources/Share Price Volatility:  While the Company believes that it has sufficient financial resources to carry on all its presently planned activities for the next 24 months, the Company does not have sufficient financial resources to carry on such activities beyond such time.  In the future, the Company’s ability to continue its exploration, assessment, and development activities depends in part on the Company’s ability to commence operations and generate revenues or to obtain financing through joint ventures, debt financing, equity financing, production sharing arrangements or some combination of these or other means.  There can be no assurance that any such arrangements will be concluded and the associated funding obtained.  There can be no assurance that the Company will commence operations and generate sufficient revenues to meet its obligations as they become due or will obtain necessary financing on acceptable terms, if at all.  The failure of the Company to meet its on-going obligations on a timely basis will likely result in the loss or substantial dilution of the Company’s interests (as existing or as proposed to be acquired) in its properties.  The Company’s priority is to maintain its Livengood project, and it would likely relinquish all other property interests in order to maintain its interest in Livengood.  In addition, should the Company incur significant losses in future periods, it may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those reflected in its current financial statements.

Recent market events and conditions, including disruptions in the Canadian, United States and international credit markets and other financial systems and the deterioration of the Canadian, United States and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on the Company’s ability to fund its working capital and other capital requirements.

In 2007, 2008 and into 2009, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, subprime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions continued and worsened in 2008 and early 2009, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies, particularly junior resource exploration companies such as the Company.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  The Company’s access to additional capital may not be available on terms acceptable to the Company or at all.

In recent months, worldwide securities markets, particularly those in the United States and Canada, have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced unprecedented declines in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  Most significantly, the share prices of junior natural resource companies have experienced an unprecedented decline in value and there has been a significant decline in the number of buyers willing to purchase such securities.  In addition, significantly higher redemptions by holders of mutual funds has forced many of such funds (including those holding the Company’s securities) to sell such securities at any price.  As a consequence, despite the Company’s past success in securing significant equity financing, market forces may render it difficult or impossible for the Company to secure placees to purchase new share issues at a price which will not lead to severe dilution to existing shareholders, or at all.  Therefore, there can be no assurance that significant fluctuations in the trading price of the Company’s common shares will not occur, or that such fluctuations will not materially adversely impact on the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Financing Risks:  The Company has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of its projects or to fulfil its obligations under any applicable agreements.  Although the Company has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

Dilution to the Company’s existing shareholders:  The Company may require additional equity financing be raised in the future.  The Company may issue securities on less than favourable terms to raise sufficient capital to fund its business plan.  Any transaction involving the issuance of equity securities or securities convertible into common shares would result in dilution, possibly substantial, to present and prospective holders of common shares.

Foreign Counties and Regulatory Requirements:  All of the mineral properties held by the Company are located in the United States of America where mineral exploration and mining activities may be affected in varying degrees by political instability, expropriation of property and changes in government regulations such as tax laws, business laws, environmental laws and mining laws, affecting the Company’s business in that country.  Any changes in regulations or shifts in political conditions are beyond the control of the Company and may adversely affect its business, or if significant enough, may make it impossible to continue to operate in the country.  Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, foreign exchange restrictions, export controls, income taxes, expropriation of property, environmental legislation and mine safety.

Dependence Upon Others and Key Personnel:  The success of the Company’s operations will depend upon numerous factors, many of which are beyond the Company’s control, including (i) the ability to design and carry out appropriate exploration programs on its mineral properties; (ii) the ability to produce minerals from any mineral deposits that may be located; (iii) the ability to attract and retain additional key personnel in exploration, marketing, mine development and finance; and (iv) the ability and the operating resources to develop and maintain the properties held by the Company.  These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company and its consultants and employees.  There can be no assurance of success with any or all of these factors on which the Company’s operations will depend, or that the Company will be successful in finding and retaining the necessary employees, personnel and/or consultants in order to be able to successfully carry out such activities.  This is especially true as the competition for qualified geological, technical and mining personnel and consultants is particularly intense in the current marketplace.

Currency Fluctuations:  The Company presently maintains its accounts in Canadian and United States dollars.  The Company’s operations in the United States of America and its payment commitments and exploration expenditures under the various agreements governing its rights to the Alaskan mineral properties are denominated in U.S. dollars, making it subject to foreign currency fluctuations.  Such fluctuations are out of its control and may materially adversely affect the Company’s financial position and results.

United States General Mining Law of 1872:  In recent years, the U.S. Congress has considered a number of proposed amendments to the United States General Mining Law of 1872, as amended (the “General Mining Law”), which governs mining claims and related activities on U.S. federal lands (such as in connection with certain areas of the Company’s North Bullfrog and Painted Hills projects).  Although no such legislation has been adopted to date, there can be no assurances that such legislation will not be adopted in the future.  If ever adopted, such legislation could, among other things, impose royalties on gold production from currently unpatented mining claims located on U.S. federal lands.  If such legislation is ever adopted, it could reduce the amount of future exploration and development activity conducted by the Company on such U.S. federal lands. In addition, in 1992, a holding fee of $100 per claim was imposed upon unpatented mining claims located on U.S. federal lands.  In October 1994, a moratorium on the processing of new patent applications was approved.  While such moratorium currently remains in effect, its future is unclear.

Uncertainty of Resource Estimates/Reserves:  Unless otherwise indicated, mineralization figures presented in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by Company personnel and independent geologists.  These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable.  There can be no assurance that:

  these estimates will be accurate;
  reserves, resource or other mineralization figures will be accurate; or
  this mineralization could be mined or processed profitably.

Because the Company has not commenced production at any of its properties, and has not defined or delineated any proven or probable reserves on any of its properties, mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience.  In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results.  There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.  The resource estimates contained in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate.  Extended declines in market prices for gold, silver, copper or other metals may render portions of the Company’s mineralization uneconomic and result in reduced reported mineralization.  Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on the Company’s results of operations or financial condition.  The Company has not established the presence of any proven and probable reserves at any of its mineral properties. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves at any of the Company’s mineral properties.  The failure to establish proven and probable reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth.

Title to Mineral Properties:  Although the Company has taken steps to verify the title to the mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

Selected Financial Information

Selected Annual Information

Description	May 31, 2009 $	May 31, 2008 $	May 31, 2007 $
	(annual)	(annual)	(annual)
Interest Income	126,402	603,094	248,591

Consulting (including stock-based compensation)	1,847,672	293,270	3,465,383
Property investigation	120,194	110,809	128,535
Professional fees	442,891	203,428	187,663
Investor relations	774,680	782,650	734,593
Foreign exchange gain	181,558	116,912	9,193

Loss for the year	(9,773,923)	(2,420,090)	(8,666,021)
Per share	(0.22)	(0.06)	(0.32)
Total Current Assets	32,845,989	11,325,201	22,119,247
Mineral Properties	33,417,566	23,151,228	13,387,113
Long term financial liabilities	0	0	0
Cash dividends	N/A	N/A	N/A

The variation seen over such years is primarily dependent upon the success of the Company’s ongoing property evaluation and acquisition program and the timing and results of the Company’s exploration activities on its current properties, none of which are possible to predict with any accuracy.  The variation in income is related to the interest earned on funds held by the Company which, being dependent upon the success of the Company in raising the required financing for its activities, is also difficult to predict.

Summary of Quarterly Results

Description	August 31, 2009	May 31, 2009	February 28, 2009	November 30, 2008	August 31, 2008	May 31, 2008	February 29, 2008	November 30, 2007
Interest Income	$ 26,728	$ 13,697	$ 10,040	$ 32,012	$ 70,653	$107,915	$ 152,319	$ 211,436
Net loss for period	(860,359)	(3,168,530)	(1,850,180)	(3,919,265)	(835,948)	(372,907)	(1,070,039)	(445,900)
Per share	(0.07)	(0.07)	(0.04)	(0.09)	(0.02)	(0.01)	(0.03)	(0.01)

Results of Operations

For the three months ended August 31, 2009, the Company had a net loss of $860,359 or $0.02 per share as compared to a net loss of $835,948 or $0.02 per share in the comparative period of the prior year.  The following discussion explains the variations in the key components of these numbers but, as with most junior mineral exploration companies, the results of operations are not the main factor in establishing the financial health of the Company.  Of far greater significance are the mineral properties in which the Company has, or may earn an interest, its working capital and how many shares it has outstanding.  Quarterly results can vary significantly depending on whether the Company has abandoned any properties or granted any stock options.

Three months ended August 31, 2009 compared with three months ended August 31, 2008

For three months ended August 31, 2009, the Company had a net loss of $860,359, as compared to a net loss of $835,948 in the comparative period of the prior year.  The slightly increased loss of $24,411in the current period was due to a combination of factors as follows:

General and administrative (operating) expenses for the period totalled $885,454 compared to $716,949 in 2008.  During the current quarter, some expense categories increased significantly when compared with the comparative period of the prior year.  Consulting fees increased to $186,775 (2008 - $45,000) due to the engagement of additional consulting personnel and an increase in directors fees, both of which are commensurate with increased corporate and exploration activities in the 2009 period.  Professional fees increased to $168,034 (2008 - $61,587) as a result of a new legal retainer agreement with a related party (see below), together with increased accounting and legal fees trailing the financing activities completed in the fourth quarter of the fiscal year ended May 31, 2009.  Wages increased to $216,909 (2008 – $178,800) reflecting higher labour costs per person.  Insurance costs increased to $119,396 (2008 – $82,537) due to increased coverage for general liability and contractor equipment now required for the level of exploration activity currently underway.

Investor relations expenses decreased to $103,610 (2008 - $160,625) due to decreased advertising and travelling costs, and a lower allocation for stock-based compensation (“SBC”) charges.  Other expenses categories which reflected only moderate change period over period were office expenses of $36,448 (2008- $28,414), regulatory expenses of $12,216 (2008 - $8,175) and rent expenses of $32,581 (2008 - $21,847).  Property investigation expense decreased to $250 compared to $74,449 for the comparative period in prior year.  The decrease was due to exploration activities being focused on the Livengood Project in Alaska.

Other items amounted to an income of $25,095 compared to a loss of $118,999 in the same period of the prior year.  The decreased loss in the current period resulted from a decrease in interest income of $26,728 (2008 - $70,653) which was impacted by lower interest rates and the timing of the Company’s recent financings (during the last quarter of the fiscal year ended May 31, 2009). Changes in foreign exchange losses of $17,883 (2008 - $49,632) and the unrealized gain (loss) on held for trading investments of $16,250 (2008 – ($133,250)) are both the result of factors outside of the Company’s control.

Stock-based compensation

SBC charges for the three months ended August 31, 2009 of $13,463 (2008 - $40,089) were allocated as follows:

Liquidity and Capital Resources

The Company has no revenue generating operations from which it can internally generate funds.  To date, the Company’s ongoing operations have been predominantly financed by the sale of its equity securities by way of private placements and the subsequent exercise of share purchase warrants and broker warrants and options issued in connection with such private placements.  However, the exercise of warrants/options is dependent primarily on the market price and overall market liquidity of the Company’s securities at or near the expiry date of such warrants/options (over which the Company has no control) and therefore there can be no guarantee that any existing warrants/options will be exercised.  In addition, the Company can raise funds through the sale of interests in its mineral properties, although current market conditions have substantially reduced the number of potential buyers/acquirors of any such interest(s).  This situation is unlikely to change until such time as the Company can develop a bankable feasibility study on one of its projects.  When acquiring an interest in mineral properties through purchase or option the Company will sometimes issue common shares to the vendor or optionee of the property as partial or full consideration for the property interest in order to conserve its cash.

At the present time the Company does not contemplate that it will be necessary to institute any specific cost saving measures or reductions in staff or consultants, or drop any additional properties, in response to current conditions in the equity or credit markets.  The Company also anticipates that the current slow-down in the junior resource exploration sector may also serve to reduce the cost of external services such as drilling, helicopter support and expediting, as will reduced fuel costs.

As at August 31, 2009, the Company reported cash and cash equivalents of $28,449,036 compared to $32,489,341 as at May 31, 2009.  The decrease in cash was the net result of the issuance of the shares for a private placement for gross proceeds of $3,264,998 less mineral property expenditures of $6,488,635 and general operating costs of $759,914 during the period.

As at August 31, 2009, the Company had working capital of $27,254,436, compared to a working capital of $32,459,316 as at May 31, 2009.  The Company believes the current cash and cash equivalents will be sufficient for it to complete planned exploration programs on its currently held properties, and its currently anticipated general and administrative costs, for the next 21 months to May 31, 2011.

The Company expects that it will operate at a loss for the foreseeable future and that it will require additional financing to fund further exploration of current mineral properties, to acquire additional mineral properties and to continue its operations (including general and administrative expenses) beyond the fiscal year ending May 31, 2011.  The Company currently has no funding commitments or arrangements for additional financing at this time (other than the potential exercise of options or warrants) and there is no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.  There is significant uncertainty that the Company will be able to secure any additional financing in the current equity markets – see “Risk Factors – Insufficient Financial Resources/Share Price Volatility”.  The quantity of funds to be raised and the terms of any proposed equity financing that may be undertaken will be negotiated by management as opportunities to raise funds arise.  Specific plans related to the use of proceeds will be devised once financing has been completed and management knows what funds will be available for these purposes.

The Company has no exposure to any asset-backed commercial paper.  Other than cash held by its subsidiaries for their immediate operating needs in Alaska and Nevada, all of the Company’s cash reserves are on deposit with a major Canadian chartered bank or invested in Government of Canada Treasury Bills or Banker’s Acceptances issued by major Canadian chartered banks.  The Company does not believe that the credit, liquidity or market risks with respect thereto have increased as a result of the current market conditions.  However, in order to achieve greater security for the preservation of its capital, the Company has, of necessity, been required to accept lower rates of interest which has also lowered its potential interest income.

The following table discloses the Company’s contractual obligations for optional mineral property payments and work commitments and committed office and equipment lease obligations.  The Company does not have any long-term debt or loan obligations.  Under the terms of several of the Company’s mineral property option and purchase agreements and the terms of the unpatented mineral claims held by it, the Company is required to make certain scheduled acquisition payments, incur certain levels of expenditures, make payments to government authorities and incur assessment work expenditures as summarized in the table below in order to maintain and preserve the Company’s interests in the related mineral properties.  If the Company is unable or unwilling to make any such payments or incur and such expenditures, it is likely that the Company would lose or forfeit its rights to acquire or hold the related mineral properties.  The following table assumes that the Company retains the rights to all of its current properties and completes the earn-ins for all of its current option agreements, and that none of its joint venture partners contribute following the Company having exercised its existing options.

Contractual Obligations	Payments Due by Period(4)
	Total	Prior to May 31, 2010 (6 months)	June 1, 2010 to May 31, 2013 (36 months)	June 1, 2013 to May 31, 2016 (36 months)
Mineral Property Leases(1)(2)	6,646,375	875,245	2,765,565	3,005,565
Option Agreements(1)	Nil	Nil	Nil;	Nil
Mining Claim Government Fees	4,648,035	666,265	1,990,885	1,990,885
Office and Equipment Lease Obligations(3)	1,016,253	84,933	465,660	465,660
Total Contractual Obligations	12,310,663	1,626,443	5,222,110	5,462,110

Notes:

1.

Does not include value of common shares required to be issued, but does include work expenditures required to be incurred under underlying leases.

2.

Does not include potential royalties that may be payable (other than annual minimum royalty payments).

3.

Assumes that current office and storage leases are extended beyond current termination dates at the same terms.

4.

Assumes CAD and USD at par.

Transactions with Related Parties

During the period, the Company paid $143,697 (2008 - $103,511) in consulting, investor relations, wages and benefits to officers, directors and companies controlled by directors of the Company and $16,007 (2008 - $17,925) in rent and administration to a company with common officers and directors.  Professional fees of $18,725 (2008 - $Nil) were paid to a company related to an officer who is also a director of the Company.  These figures do not include SBC.

At August 31, 2009, included in accounts payable and accrued liabilities was $11,907 (2008 - $6,948) in expenses owing to the directors and officer of the Company and $4,149 (2008 - $3,649) to a company related by common directors.  Professional fees include amounts paid to a law firm of which an officer is a shareholder.

These amounts were unsecured, non-interest bearing and had no fixed terms of repayment.  Accordingly, fair value could not be readily determined.

The Company has entered into a retainer agreement dated August 1, 2008 with Lawrence W. Talbot Law Corporation (“LWTLC”), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $50,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Proposed Transactions

As at the date of this MD&A there are no proposed transactions that the board of directors, or senior management who believe that confirmation of the decision by the board is probable, have decided to proceed with.

Critical Accounting Estimates

The preparation of the Company’s financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates in the preparation of the Company’s financial statements include the rates of amortization for equipment, the potential recovery of resource property interests, the assumptions used in the determination of the fair value of SBC and the determination of the valuation allowance for future income tax assets.  Management believes the estimates used are reasonable; however, actual results could differ materially from those estimates and, if so, would impact future results of operations and cash flows.

Changes in Accounting Policies Including Initial Adoption

Convergence with IFRS

In February 2008, the Canadian Accounting Standards Board confirmed that publicly accountable enterprises will be required to adopt International Financial Reporting Standards (“IFRS”) for fiscal years beginning on or after January 1, 2011, with earlier adoption permitted.  Accordingly, the conversion to IFRS will be applicable to the Company’s reporting no later than in the first quarter ending August 31, 2011, with restatement of comparative information presented.  The conversion to IFRS will impact the Company’s accounting policies, information technology and data systems, internal control over financial reporting, and disclosure controls and procedures.  A diagnostic assessment of the Company’s current accounting policies, systems and processes to identify the differences between current Canadian GAAP and IFRS has been completed but the impact on the Company’s consolidated financial position and results of operations has not yet been determined.  The Company intends to update the critical accounting policies and procedures to incorporate the changes required by converting to IFRS and the impact of these changes on its financial disclosures.

Financial Instruments and Other Instruments

The carrying values of the Company’s financial instruments, which include cash, marketable securities, GST recoverable, Government of Canada Treasury Bills, Banker’s Acceptances, accounts payable and accrued liabilities, and due to related parties, approximate their respective fair values due to their short-term maturity.  Due to the short term of all such instruments, the Company does not believe that it is exposed to any material risk with respect thereto.

The Company’s cash at August 31, 2009 was $28,449,036 of which $2,059,101 was held in US dollars.

The Company’s receivables and payables at August 31, 2009 were normal course business items that are settled on a regular basis.  The Company’s investment in Millrock Resources Inc. is carried at quoted market value, and is classified as “held for trading” for accounting purposes.  The Company has no current plans to dispose of any significant portion of its investment in Millrock.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to provide reasonable assurance that all relevant information required to be disclosed in the Company’s reports filed or submitted as part of the Company’s continuous disclosure requirements is gathered and reported to senior management, including the Company’s Chief Executive Officer and Chief Financial Officer, on a timely basis so that appropriate decisions can be made regarding public disclosure and such information can be recorded, processed, summarized and reported within the time periods specified by applicable regulatory authorities.

Management of the Company, with the participation of the Chief Executive Officer and the Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures as at August 31, 2009 as required by Canadian securities laws.  Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer, have concluded that, as of August 31, 2009, the disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed in the Company’s annual filings and interim filings (as such terms are defined under Multilateral Instrument 52-109 Certification of Disclosure in Issuer’s Annual and Interim Filings) and other reports filed or submitted under Canadian securities laws is recorded, processed, summarized and reported within the time periods specified by those laws and that material information is accumulated and communicated to management of the Company, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow for accurate disclosure to be made on a timely basis.

Changes in Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.  The Chief Executive Officer and Chief Financial Officer have concluded that there has been no change in the Company’s internal control over financial reporting during the three months ended August 31, 2009 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Disclosure of Outstanding Share Data

Shares

The authorized share capital consists of 500,000,000 common shares without par value.  As at August 31, 2009 there were 57,676,256 common shares issued and outstanding, and as at the date of this MD&A there were 57,723,627 shares outstanding.

Options

A summary of the status of the stock option plan as of August 31, 2009, and changes during the three months ended August 31, 2009 is presented below:

Stock option transactions are summarized as follows:

	Three months ended August 31, 2009		Year ended May 31, 2009 (audited)
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, opening:	5,645,000	$ 2.13	4,589,175	$ 2.64
Granted		$ -	1,850,000	$ 2.92
Exercised		$ -	(792,037)	$ 2.24
Expired		$ -	(2,138)	$ 2.70
Options outstanding, ending:	5,645,000	$ 2.13	5,645,000	$ 2.13

Stock options outstanding are as follows:

	Three months ended August 31, 2009			Year ended May 31, 2009
Expiry Date	Exercise Price	Number of Shares	Exercisable at Period End	Exercise Price	(audited) Number of Shares	Exercisable at Year End

July 16, 2010	$1.75	2,810,000	2,810,000	$1.75	2,810,000	2,810,000
July 16, 2010	$1.75	755,000	755,000	$1.75	755,000	755,000
January 16, 2010	$1.52	130,000	130,000	$1.52	130,000	130,000
February 1, 2010	$2.15	100,000	100,000	$2.15	100,000	100,000
March 12, 2011	$2.66	885,000	813,750	$2.66	885,000	801,875
May 20, 2011	$3.15	965,000	965,000	$3.15	965,000	965,000
		5,645,000	5,573,750		5,645,000	5,561,875

During the three months ended August 31, 2009, no incentive stock options have been granted, and no incentive stock options have been exercised.  Subsequent to August 31, 2009, 26,000 incentive stock options at $1.75 were exercised for the total proceeds of $45,500.  Accordingly, as at the date of this MD&A, there were 5,635,000 stock options outstanding.

Warrants

Warrant transactions during the three months ended August 31, 2009 are summarized as follows:

	Three months ended August 31, 2009		Year ended May 31, 2008 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of period	294,000	$2.95	13,384,666	$2.21
Issued – agent commission warrants	-	$ -	294,000	$2.95
Exercised	-	$ -	(11,017,044)	($2.33)
Expired	-	$ -	(2,367,622)	($1.66)
Warrants exercisable, end of period	294,000	$2.95	294,000	$2.95

Warrants outstanding as at August 31, 2009 are as follows:

	August 31, 2009		Year ended May 31, 2009 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
September 4, 2010 – commission warrants	294,000	$2.95	294,000	$2.95
Warrants exercisable, end of period	294,000	$2.95	294,000	$2.95

During the quarter ended August 31, 2009, no warrants have been granted, and no warrants have been exercised.  Subsequent to August 31, 2009, 37,371 share purchase warrants were exercised to acquire 37,371 common shares at $2.95 for the total proceeds of $110,244.  Accordingly, as at the date of this MD&A, there are 256,629 share purchase warrants outstanding, exercisable at $2.95.

Additional Sources of Information

Additional disclosures pertaining to the Company, including its most recent Annual Information Form, financial statements, management information circular, material change reports, press releases and other information, are available on the SEDAR website at www.sedar.com or on the Company’s website at www.ithmines.com.  Readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.